UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting material Pursuant to §240.14a-12

USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated April 9, 2020.

HUDSON EXECUTIVE RESPONDS TO USA TECHNOLOGIES’ LATEST IMPROPER

ACTION THAT THREATENS A FAIR AND DEMOCRATIC ELECTION OF DIRECTORS

Hudson Executive Urges USAT Shareholders to Vote the GOLD Proxy Card TODAY “FOR ALL”

of its Independent, Highly Qualified Director Nominees

NEW YORK – April 9, 2020 – Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC:USAT) with beneficial ownership of approximately 16.2% of USAT’s common stock, today sent a letter to USAT’s legal counsel in response to the Company’s latest tactic of harassing Hudson Executive with numerous requests for immaterial supplemental information about its proxy solicitation. This tactic is part of an ongoing campaign by the Company’s current Board of Directors to entrench itself by impeding the fair and democratic election of directors at USAT’s Annual Meeting of Shareholders to be held on April 30, 2020.

Douglas L. Braunstein, Founder and Managing Partner of Hudson Executive, said, “This 11th hour request for immaterial information comes nearly two months after Hudson Executive submitted a 516-page response to USAT’s questionnaire detailing our nominees’ outstanding qualifications to serve as directors. USAT ignored multiple requests for them to acknowledge that our nominations were in proper form for presentation to shareholders at the annual meeting. To resolve this make-work demand efficiently, we have fulfilled the Company’s information request.

We also have asked the company what protocols it will follow in a hybrid or virtual shareholders meeting and they gave us nothing in response – they would not even disclose whether they will hold an in-person or virtual meeting. Such behavior is petty at best.

We urge all USAT shareholders to hold the Company’s Board accountable by voting the GOLD proxy card for Hudson Executive’s nominees who, if elected, will be fierce advocates for the shareholders and will maximize longer-term shareholder value.”

The full text of the letter regarding supplementation of the candidate questionnaires is below.

April 9, 2020

By E-mail

Eduardo Gallardo, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166

Dear Eduardo:

This responds to your letter dated April 1, 2020 (the “Letter”) regarding HEC Master Fund LP’s (“Hudson Master Fund”) stockholder proposal and nomination of eight candidates for election to the board of directors (the “Board”) of USA Technologies, Inc. (the “Company”) at the Company’s 2020 annual meeting of shareholders (the “Annual Meeting”) pursuant to the notice delivered by Hudson Master Fund to the Company on February 14, 2020 (the “Notice”) in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”). Capitalized terms used but not defined herein have the definitions ascribed to them in the Notice.

Hudson Master Fund and its Investment Manager, Hudson Executive Capital LP (collectively, “Hudson Executive”) recognize that the Bylaws purport to grant the Company a right to require supplementation of information provided by candidates for the Board. However, because of the timing and content of the letter, and the history of Company conduct that precedes it, Hudson Executive believes the Letter is not a genuine search for information about the candidates, but is instead just the latest in a series of attempts by the Company to harass Hudson Executive and frustrate its solicitation of proxies for the Annual Meeting.

Hudson Executive delivered the Notice on February 14, 2020, and the Company has since refused repeated requests to confirm that the Notice was properly delivered. Now, forty-six days later and with the Annual Meeting only weeks away, and after the Company has already mailed its proxy materials, the Company sends this Letter ostensibly to learn more about the candidates, with an arbitrary and unreasonable demand for a response within ~36 hours. Most of the information sought is not even germane to the candidate’s qualifications for the Board. This is in keeping with the Company’s steady drumbeat of entrenching conduct that began months ago and has continued unabated.

Even so, to resolve this improper Company tactic efficiently, and without conceding that the demands posed by the Company are valid or appropriate in any way, Hudson Master Fund provides the following responses:

A.

Please provide us information regarding the management team search process initiated by HEC that is “now well advanced,” per HEC’s March 30, 2020 solicitation materials Among other things, please advise what, if any, search firm was retained, when it was retained, and all agreements, arrangements and understandings entered into with such search firms and any candidates. Among other things, we note your representation in the February Letter that, except as otherwise described therein, “there are no agreements, arrangements or understanding between or among any of the Nominees … or other Hudson Executive Party, or any other person … in connection with the Nomination.”

Hudson Executive Capital LP engaged on January 27, 2020 the executive search firm of Korn Ferry to assist its search for a Chief Executive Officer candidate to recommend to the Company, with tasks divided into two distinct phases:

Phase 1 – Korn Ferry was engaged to help Hudson Executive develop a list of quality candidates for discussion, reach out to candidates on a confidential basis, evaluate candidate interest, arrange interviews, and assist with candidate evaluation. A number of well-qualified candidates have been identified and evaluated through this process, which is continuing. Hudson Executive has made no decisions regarding which of the identified candidates, if any, it may eventually recommend to the Company. Korn Ferry charged Hudson Executive a retainer of $100,000 plus expenses for Phase 1 work.

Phase 2 – If, after the Annual Meeting, the Board should decide to continue work with Korn Ferry to select and transition a new CEO of the Company, Korn Ferry will assist with candidate final selection, term negotiation, and transitioning for a flat fee of $250,000, which would be chargeable to the Company. The Company is under no obligation to proceed with Korn Ferry after the Annual Meeting.

B.

Please disclose all agreements, arrangements and understandings (written or oral) entered into by HEC or any of its affiliates, on the one hand, and Douglas G. Bergeron, on the other hand, in connection with his potential service as executive chairman of USAT or any other managerial position at USAT.

Douglas G. Bergeron is not subject to any agreement, arrangement or understanding (written or oral) with Hudson Executive in connection with his potential service as executive chairman of the Company or any other managerial position at the Company. Decisions regarding whether to appoint anyone to the position of executive chairman, and any compensation therefor, will be decided by the Board following the Annual Meeting.

C.

We note your public disclosure, included as part of your February Letter, that the total cost of your solicitation will be approximately $1 million. Your client has more recently indicated that such costs are “in the millions.” Please advise as to HEC’s total solicitation costs as of the date of your February Letter and as of today. Also state the total amount of fees for which HEC would seek reimbursement whether or not its solicitation is successful.

Hudson Executive anticipates that expenses for the Notice, Hudson Executive’s definitive proxy statement in connection with the Annual Meeting, and proxy solicitation for the Annual Meeting will be approximately $1 million in the aggregate. These include fees and costs for attorneys, proxy solicitors, public relations consultants, executive search firms, printing, postage, filing, and other expenses incidental to the solicitation.

Hudson Executive also has incurred litigation expenses which were made necessary by the Board’s unreasonable posturing and continuing efforts to undermine Hudson Executive’s solicitation for the Annual Meeting. Several hundred thousand dollars in such expenses have accrued but not yet been billed.

These expenses follow those incurred by Hudson Executive to address the Company’s prior actions to entrench its current Board, such as (without limitation) costs incurred to solicit a special meeting of the shareholders and to pursue litigation to invalidate the Board’s Bylaw amendment that was adopted to frustrate that action. Hudson Executive’s costs are ongoing and difficult to estimate because they are dictated by the steady series of tactics undertaken by the Company to frustrate any shareholder vote.

Hudson Executive’s solicitations and related activities have all been undertaken solely to advance the interests of the Company’s shareholders. Hudson Executive believes that all of its expenses incurred in pursuit of stockholder voting and enhanced governance should be borne by the Company, and so it intends to seek reimbursement of those expenses from the Company whether this proxy solicitation is successful or not.

The Company has had ample opportunity to settle with Hudson Executive on reasonable terms, but the entrenched incumbent Board has refused to do so. On the contrary, it disclosed in its most recent proxy materials that it intends to spend approximately $2 million in connection with soliciting its proxies for the Annual Meeting – and to oppose any competing slate. Hudson Executive believes this Board is spending assets that belong to the shareholders to keep the positions of its entrenched current members, and it should stop doing so.

D.

Please disclose all plans, agreements, arrangements and understandings between HEC and its affiliates, on the one hand, and any other person, related to the refinancing of the Antara facility, on the other hand, in the event Antara declares an event of default under such facility.

There are no plans, agreements, arrangements, or understandings between Hudson Executive and any other person related to the refinancing of the Antara facility in the event Antara declares an event of default under such facility. Hudson Executive does not believe the election of its nominees at the Annual Meeting would trigger an event of default under the facility. If an event of default were deemed to have occurred, Hudson Executive believes that the incumbent Board’s agreement to a provision that would have such effect was a violation of the members’ fiduciary duties to the Company and its shareholders and that the incumbent Board members should be held financially responsible to the Company for any amount found to be owed, without Company obligation to indemnify them. Hudson Executive is confident that there are multiple sources of financing available to the Company that could be used to replace the Antara facility, on terms more favorable to the Company than those agreed to in the Antara transactions.

E.

We note your various recent disclosures, and statements in your recently filed litigation papers, stating that HEC has received “proxy cards” from over 60% of the USAT outstanding shares. Such statements appear inconsistent with information obtained from Broadridge, which indicates that as of today no proxy has been cut and delivered in connection with your contest (other than preliminary tabulations of results). We request that you confirm no proxy has been delivered to you by Broadridge yet.

The use of the term “proxy cards” in the context of the disclosures you reference is well understood in the market to refer to the voting instructions received by Broadridge from beneficial owners of the Company’s stock as well as proxy cards received by Innisfree, our proxy solicitor, from registered holders and non-Broadridge banks or brokers.

As you know, Broadridge accumulates voting instructions from beneficial owners who hold their shares through banks, brokers and other nominees (“intermediaries”), and shortly before the meeting, Broadridge signs proxy cards for each pursuant to powers of attorney. In addition, Innisfree, our proxy solicitor, receives proxy cards from registered holders of the Company’s outstanding shares as well as from other intermediaries.

****

We ask that you confirm, within forty-eight (48) hours, the adequacy of these responses and the Company’s agreement that the Notice has been prepared and delivered in accordance with and in satisfaction of the requirements of the Bylaws.

The delivery of this letter does not constitute an admission or inference by Hudson Master Fund or Hudson Executive that the Notice was incomplete, in need of supplementation, inaccurate, not in full compliance with the Bylaws, or otherwise improper in any way.

Hudson Master Fund reserves all rights, remedies, powers and privileges, including without limitation those with respect to the matters set forth in the Notice, the Letter and herein, and nothing in this letter shall operate as a waiver of any such rights, remedies, powers or privileges.

Very truly yours,

/s/ Richard M. Brand

Richard M. Brand

Cc:	Michael D. Pinnisi, Esq.

(Hudson Executive Capital LP)

(Hudson Master Fund)

PROTECT YOUR INVESTMENT BY VOTING THE “GOLD” PROXY CARD “FOR ALL”

OF HUDSON EXECUTIVE’S NOMINEES TODAY

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone or via the Internet using the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 750-0502

Banks and Brokers May Call Collect: (212) 750-5833

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833